ASSUMPTION AGREEMENT

THIS ASSUMPTION AGREEMENT is made as of February 1, 2004 by and between AssetMark Investment Services, Inc. (“AssetMark”) and Ariel Capital Management, LLC., a Delaware limited liability company.

WHEREAS, AssetMark is a federally registered investment adviser that serves as the investment adviser to AssetMark Funds, an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, AssetMark retained Ariel Capital Management, Inc. to serve as a sub-adviser responsible for managing assets of the AssetMark Small/Mid Cap Value Fund series of AssetMark Funds (the “Small/Mid Cap Value Fund”), pursuant to an Investment Sub-Advisory Agreement between AssetMark and Ariel Capital Management, Inc. dated May 7,2001 (the “Agreement”); and

WHEREAS, Ariel Capital Management, Inc. is restructuring from a subchapter S corporation to a limited liability company named Ariel Capital Management, LLC to facilitate increased employee ownership; and WHEREAS, the consolidation of Ariel Capital Management Inc. with and into Ariel Capital Management, LLC did not result in a change of actual control or management of the sub-adviser, and thus did not constitute an “assignment” of the Agreement as defined in the 1940 Act or the regulations thereunder.

NOW, THEREFORE, the parties hereto agree as follows:

1. The Investment Sub-Advisory Agreement originally in effect between AssetMark and Ariel Capital Management Inc. relating to the Small/Mid Cap Value Fund (previously defined as the “Agreement”) is hereby assumed in its entirety by Ariel Capital Management, LLC, except that all references to Ariel Capital Management Inc. shall be replaced with references to Ariel Capital Management, LLC.

2. Ariel Capital Management, LLC assumes and agrees to perform and be bound by all of the terms of the Agreement and the obligations, duties and covenants of Ariel Capital Management, Inc. thereunder.

3. The Agreement shall continue in full force and effect as set forth therein for the remainder of its term.

4. The assumption of the Agreement contemplated herein shall not involve any “assignment,” as that term is defined in the 1944) Act.

5. This Assumption Agreement may be executed in one or more counterparts which, taken together, shall constitute one and the same document.

IN WITNESS WHEREOF, the undersigned have executed this Assumption Agreement as of the date set forth above.

AssetMark Investment Services, Inc.	Ariel Capital Management, LLC

By: /s/ Ronald D. Cordes	By: /s/ Krista Lindberg
Name and Title:	Name and Title
Ronald D Cordes - President	Krista Lindberg- Vice President

Acknowledged on behalf of AssetMark Funds:

By: /s/ Carrie Hansen
Name and Title
Carrie Hansen
Director of Operations Treasurer of AM Funds